4Front Announces Fiscal Fourth Quarter and Full Year 2020 Earnings Date and Conference Call

PHOENIX, March 30, 2021 /CNW/ - 4Front Ventures Corp. (CSE: FFNT) (OTCQX: FFNTF) ("4Front" or the "Company") today announces it plans to issue its Fiscal Year 2020 earnings press release on Tuesday, April 6, 2021, after U.S. markets close, commensurate with the filing of its financial results.

The Company will also host a conference call and webcast on Tuesday, April 6, 2021 at 5:00 p.m. ET to review its operational and financial results and provide an update on current business trends.

To join the call, dial 1-877-407-0792 toll free from the United States or Canada or 1-201-689-8263 if dialing from outside those countries. The webcast can be accessed at this link.

The call will be available for replay until Tuesday April 13, 2021. To access the telephone replay, dial 1-844-512-2921 toll free from the United States and Canada, or 1-412-317-6671 if dialing from outside those countries, and use this replay pin number: 13717894.

To receive company updates and be added to the email distribution list please sign up here.

About 4Front Ventures Corp.

4Front (CSE: FFNT) (OTCQX: FFNTF) is a national multi-state cannabis operator and retailer, with a market advantage in mass-produced, low-cost quality branded cannabis products. 4Front manufactures and distributes a portfolio of over 25 cannabis brands including Marmas, Crystal Clear, Funky Monkey, Pebbles, and the Pure Ratios wellness collection, distributed through retail outlets and their chain of strategically positioned Mission branded dispensaries.

Headquartered in Phoenix, Arizona, 4Front has operations in Illinois, Massachusetts, California, Michigan, and Washington state. From plant genetics to the cannabis retail experience, 4Front's team applies expertise across the entire cannabis value chain. For more information, visit 4Front's website www.4frontventures.com.

This news release was prepared by management of 4Front Ventures, which takes full responsibility for its contents. The Canadian Securities Exchange ("CSE") has not reviewed and does not accept responsibility for the adequacy of this news release. Neither the CSE nor its Regulation Services Provider (as that term is defined in the policies of the CSE) accepts responsibility for the adequacy or accuracy of this release.

This news release does not constitute an offer to sell or a solicitation of an offer to sell any of the securities in the United States. The securities have not been and will not be registered under the United States Securities Act of 1933, as amended (the "U.S. Securities Act") or any state securities laws and may not be offered or sold within the United States or to U.S. Persons unless registered under the U.S. Securities Act and applicable state securities laws or an exemption from such registration is available.

SOURCE 4Front Ventures Corp.

View original content: http://www.newswire.ca/en/releases/archive/March2021/30/c5965.html

%CIK: 0001627883

For further information: 4Front Investor Contacts: Andrew Thut, Chief Investment Officer, IR@4frontventures.com, 602-633-3067; Phil Carlson / Elizabeth Barker, 4FrontIR@kcsa.com, 212-896-1233 / 212-896-1203; 4Front Media Contacts: Anne Donohoe / Nick Opich, KCSA Strategic Communications, adonohoe@kcsa.com / nopich@kcsa.com, 212-896-1265 / 212-896-1206

CO: 4Front Ventures Corp.

CNW 08:30e 30-MAR-21